Exhibit 5.1

Hogan Lovells US LLP 875 Third Avenue New York, NY 10022 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

January 30, 2015

Board of Directors

Laboratory Corporation of America Holdings

358 South Main Street

Burlington, NC 27215

Ladies and Gentlemen:

We are acting as counsel to Laboratory Corporation of America Holdings, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, (File No. 333-200740) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the public offering of certain securities of the Company that may be offered and sold from time to time and on a delayed or a continuous basis as set forth in the prospectus dated December 4, 2014 (the “Prospectus”). This opinion letter is delivered in connection with the sale of $500,000,000 aggregate principal amount of the Company’s 2.625% Senior Notes due February 1, 2020 (the “2020 Notes”), $500,000,000 aggregate principal amount of the Company’s 3.200% Senior Notes due February 1, 2022 (the “2022 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 3.600% Senior Notes due February 1, 2025 (the “2025 Notes”) and $900,000,000 aggregate principal amount of the Company’s 4.700% Senior Notes due February 1, 2045 (the “2045 Notes” and together with the 2020 Notes, the 2022 Notes and the 2025 Notes, the “Notes”), pursuant to the terms of the Underwriting Agreement, dated January 21, 2015 (the “Agreement”), by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, and Credit Suisse Securities (USA) LLC (for themselves and the other underwriters named therein), and as described in that supplement to the Prospectus dated January 21, 2015 filed with the Securities and Exchange Commission under Rule 424(b)(5) (the “Prospectus Supplement”).

The Notes will be issued pursuant to the Indenture dated November 19, 2010 (the “Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by, in the case of the 2020 Notes, the Supplemental Indenture for the 2020 Notes dated as of January 30, 2015, between the Company and the Trustee (together with the Indenture, the “2020 Notes Indenture”) and, in the case of the 2022 Notes, the Supplemental Indenture for the 2022 Notes, dated as of January 30, 2015, between the Company and the Trustee (together with the Indenture, the “2022 Notes Indenture”) and, in the case of the 2025 Notes, the Supplemental Indenture for the 2025 Notes, dated as of January 30, 2015, between the Company and the Trustee (together with the Indenture, the “2025 Notes Indenture”) and, in the case of the 2045 Notes, the

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Supplemental Indenture for the 2045 Notes, dated as of January 30, 2015, between the Company and the Trustee (together with the Indenture, the “2045 Notes Indenture” and, collectively with the 2020 Notes Indenture, the 2022 Notes Indenture and the 2025 Notes Indenture, the “Notes Indentures”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on New York law and the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) due execution and delivery of each of the Notes Indentures, (ii) due authentication of the Notes by the Trustee, and (iii) due execution and delivery of the Notes by the Company in accordance with the terms of the Agreement, the Indenture and the applicable Notes Indenture, the Notes will constitute validly issued and binding obligations of the Company.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Notes are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company to be filed with the Securities and Exchange Commission on the date hereof and thereby incorporated by reference as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP